UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported:  December 9, 2011

Intrepid Potash, Inc.

 (Exact name of registrant as specified in its charter)

Delaware	001-34025	26-1501877
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

707 17th Street, Suite 4200

Denver, Colorado 80202

(Address of principal executive offices, including zip code)

(303) 296-3006

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                            Entry into a Material Definitive Agreement

On December 9, 2011, Intrepid Potash, Inc. (the “Company”) entered into a Non-Exclusive Aircraft Dry-Lease Agreement (the “Dry Lease”) with BH Holdings LLC (“Lessor”) which is effective as of January 1, 2011.

The Lessor is an entity indirectly owned by Robert P. Jornayvaz III, the Company’s Executive Chairman of the Board, and Hugh E. Harvey, Jr., the Company’s Executive Vice Chairman of the Board.  Pursuant to the terms of the Company’s Statement of Policy with Respect to Related Party Transactions, the Audit Committee approved the terms of the Dry Lease.

Pursuant to the Dry Lease, the Company has agreed to lease an aircraft (the “Dry Lease Aircraft”) from Lessor for an initial one year term, which term thereafter will be automatically renewed for successive one-year terms.  Either party may terminate the Dry Lease upon thirty (30) days written notice to the other party.  The Company pays per flight hour for the use of the Dry Lease Aircraft and pays a percentage of the annual fixed costs associated with the operation of the Dry Lease Aircraft based on the Company’s total actual usage with a minimum payment of twenty-five percent (25%) and a maximum payment of fifty percent (50%) of the annual fixed costs.  The Company is also responsible for any deductible amounts applicable to any claim under Lessor’s insurance policies with respect to the Dry Lease Aircraft relating to the Company’s use of the Dry Lease Aircraft.

The foregoing description of the Dry Lease is qualified in its entirety by the full terms and conditions of the Dry Lease, a copy of which is filed as an exhibit to this Current Report on Form 8-K.

Item 9.01                            Financial Statements and Exhibits

(d)                                      Exhibits

Exhibit No.	Description

10.1	Non-Exclusive Aircraft Dry-Lease Agreement dated as of January 1, 2011, by and between BH Holdings LLC and and Intrepid Potash, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTREPID POTASH, INC.

Dated: December 13, 2011	By:	/s/ Martin D. Litt
Martin D. Litt
Executive Vice President, General Counsel and Assistant Secretary